Exhibit 99.1

SELECT ENERGY SERVICES REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS AND PROVIDES OPERATIONAL UPDATE

Revenue of $294.8 million generated during the first quarter of 2022, up 16% sequentially from the fourth quarter of 2021

Net income of $8.0 million and Adjusted EBITDA of $32.2 million during the first quarter of 2022

Repurchased 2.3 million shares of Class A common stock in the open market for $16.4 million in the first quarter of 2022

Closed on the acquisition of Nuverra Environmental Solutions, Inc. (NYSE American: NES) ("Nuverra")

Closed on $270 million sustainability-linked credit facility with innovative pricing structure prioritizing increased recycled water volumes and delivering superior employee safety performance

Issued its 2021 Sustainability Report, the Company's inaugural report

HOUSTON, May 3, 2022 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or the "Company"), a leading provider of sustainable water and chemical solutions to the U.S. unconventional oil and gas industry, today announced its financial results for the first quarter ended March 31, 2022.

John Schmitz, Chairman of the Board, President and CEO, stated, "Overall, I'm very pleased with our first quarter performance and the continued progress we've made in executing our strategy to improve and bolster the base business, advance our technology, ESG and diversification efforts, and execute on strategic M&A. The first quarter represented another strong quarter of sequential revenue growth while we expanded margins and recorded positive net income. Select benefitted from a strong commodity price backdrop and continued positive momentum from an industry activity standpoint. This combination of factors led to 16% consolidated sequential revenue growth during the quarter, reaching gross revenue levels not seen since mid-2019. Additionally, we produced net income of $8.0 million and Adjusted EBITDA increased significantly to $32.2 million, up 22% sequentially, supported by both improvements in our base business and our recent acquisitions.

"On the M&A front, we have seen meaningful contributions from our recent acquisitions, including a partial quarter contribution from Nuverra Environmental Solutions, which closed in late February. Setting aside the partial quarter growth contributions from Nuverra, the business grew revenue sequentially by 12%. This continued growth was driven by a combination of activity expansion, market share capture and, most importantly, continued pricing improvements and operational efficiencies achieved from the integration of our 2021 acquisitions.

"We continue to see significant opportunities to build upon the infrastructure footprint we've assembled through our recent acquisitions. During the first quarter, we executed a long-term acreage dedication contract for a new recycling facility in the Northern Delaware Basin with a large independent operator, thereby expanding the scope of our relationship with this existing recycling customer. This facility will be further supported by a multi-year contract with another third party water midstream company to allow them to tie in via pipeline, which provides dedicated produced water for additional recycling volumes. We also reached an agreement to increase the size of our previously announced DJ Basin recycling facility, supported by additional long-term committed contractual volumes from our anchor customer. Additionally, we've signed numerous new multi-year contracts, including wellbore dedications and minimum volume commitments, to build additional gathering pipelines to tie in produced water volumes into existing disposal facilities in the MidCon and Haynesville regions. Several of these recent development opportunities are built around infrastructure assets acquired from our recent M&A activities. While I'm excited about these recent successes, I believe a very strong pipeline of additional development opportunities remains.

"I'm also proud of the recent commitments we've made to our sustainability strategy through the closing of our $270 million sustainability-linked credit facility, as well as the issuance of our inaugural Sustainability Report. We take our leadership in providing sustainable full life cycle water and chemical solutions seriously, and embrace additional accountability and transparency as we work to expand this leading position, as displayed by our ambitious water recycling and safety performance targets tied to our new sustainability-linked credit facility. Select is committed to implementing a corporate strategy that supports the long-term viability of its business model in a manner that focuses on its people, its customers, the environment, and the communities in which we operate.

"Additionally, as we look at our overall capital allocation priorities, we continue to believe that returning capital to shareholders is a key part of our overall business strategy. To this end, we executed the opportunistic open market repurchase of approximately 2.3 million Class A shares during the first quarter for approximately $16.4 million.

"Ultimately, I am excited about our recent financial performance, M&A execution, our infrastructure development projects and our other sustainability-focused investments and initiatives. I firmly believe the strategy we've undertaken not only leaves us well positioned to execute on additional growth ahead, but also positions us to further evaluate opportunities to return capital to shareholders in the future. With growing activity, strong commodity prices and improved operational and financial performance, the future remains bright for Select," concluded Schmitz.

Consolidated Financial Information

Revenue for the first quarter of 2022 was $294.8 million as compared to $255.1 million in the fourth quarter of 2021 and $143.7 million in the first quarter of 2021. Net income for the first quarter of 2022 was $8.0 million as compared to $11.2 million in the fourth quarter of 2021 and a net loss of $27.4 million in the first quarter of 2021.

For the first quarter of 2022, gross profit was $24.7 million, as compared to $17.9 million in the fourth quarter of 2021 and a gross loss of $4.4 million in the first quarter of 2021. Total gross margin was 8.4% in the first quarter of 2022 as compared to 7.0% in the fourth quarter of 2021 and (3.1)% in the first quarter of 2021. Gross margin before depreciation and amortization ("D&A") for the first quarter of 2022 was 17.4% as compared to 16.6% for the fourth quarter of 2021 and 12.0% for the first quarter of 2021.

SG&A during the first quarter of 2022 was $28.3 million as compared to $25.2 million during the fourth quarter of 2021 and $19.9 million during the first quarter of 2021. SG&A during the first quarter of 2022 and the fourth quarter of 2021 was impacted by non-recurring transaction costs of $3.6 million and $2.0 million, respectively. SG&A during the first quarter of 2021 was impacted by $3.2 million of non-recurring severance costs relating to our CEO transition.

Adjusted EBITDA was $32.2 million in the first quarter of 2022 as compared to $26.4 million in the fourth quarter of 2021 and $0.9 million in the first quarter of 2021. Adjusted EBITDA was negatively impacted by the deduction of $11.4 million of non-recurring bargain purchase price gains that benefited Net Income during the quarter related to our recent acquisition activity. Additionally, Adjusted EBITDA was impacted by $3.6 million of non-recurring transaction costs, $0.5 million of non-cash losses on asset sales, $0.1 million in lease abandonment costs, and $0.1 million in other adjustments. Non-cash compensation expense accounted for an additional $3.3 million adjustment. Please refer to the end of this release for reconciliations of gross profit (loss) before D&A (non-GAAP measure) to gross profit (loss) and of Adjusted EBITDA (non-GAAP measure) to net income (loss).

Business Segment Information

The Water Services segment generated revenues of $163.6 million in the first quarter of 2022 as compared to $140.7 million in the fourth quarter of 2021 and $64.2 million in the first quarter of 2021. Gross margin before D&A for Water Services was 16.2% in the first quarter of 2022 as compared to 15.4% in the fourth quarter of 2021 and 3.0% in the first quarter of 2021. Revenues improved 16.3% sequentially, with approximately 70% of the revenue growth from the existing business and approximately 30% of the growth from the Nuverra acquisition that closed during the first quarter. Looking at the second quarter of 2022, the Company expects to see 8% – 12% revenue growth with modest continued improvements to gross margins before D&A, supported by continued pricing improvements, market activity and incremental contributions from the recently closed acquisition of Nuverra.

The Water Infrastructure segment generated revenues of $58.6 million in the first quarter of 2022 as compared to $46.9 million in the fourth quarter of 2021 and $37.8 million in the first quarter of 2021. Gross margin before D&A for Water Infrastructure was 24.2% in the first quarter of 2022 as compared to 25.8% in the fourth quarter of 2021 and 30.2% in the first quarter of 2021. Revenues improved 24.9% sequentially, driven by increased volumes at our recycling and pipeline facilities. Additionally, the Nuverra acquisition accounted for approximately a quarter of the sequential revenue growth for the segment. Gross margins were impacted by increased integration costs incurred during the quarter, as well as operational downtime related to the maintenance and upgrades of recently acquired assets. For the second quarter of 2022, the Company anticipates revenue growth of 5% – 10%, with gross margins before D&A in mid- to high-20 percent range.

The Oilfield Chemicals segment generated revenues of $72.6 million in the first quarter of 2022 as compared to $67.5 million in the fourth quarter of 2021 and $41.7 million in the first quarter of 2021. Gross margin before D&A for Oilfield Chemicals was 14.4% in the first quarter of 2022 as compared to 12.6% in the fourth quarter of 2021 and 9.5% in the first quarter of 2021. Revenues improved 7.5% sequentially, well exceeding expectations, driven by strong growth in the Haynesville and Eagle Ford shale regions. The revenue expansion in these areas was supported by growth from our recently reactivated Tyler manufacturing facility in east Texas. Gross margins improved sequentially driven by a combination of continued absorption of the Tyler manufacturing facility and pricing improvements. Supported by the recent strong revenue growth in the first quarter of 2022, the Company anticipates relatively stable revenues in this segment during the second quarter of 2022 with gross margins before D&A holding steady as operational efficiencies and pricing improvements counteract continued supply chain challenges.

Cash Flow and Capital Expenditures

Cash flow from operations for the first quarter of 2022 was ($18.6) million as compared to ($2.4) million in the fourth quarter of 2021 and ($3.9) million in the first quarter of 2021. Cash flow from operations during the first quarter of 2022 was significantly impacted by a $44.9 million use of cash to fund working capital needs of the business, including the settlement of acquired Nuverra liabilities.

Net capital expenditures for the first quarter of 2022 were $3.3 million, comprised of $15.5 million of capital expenditures, largely offset by $12.1 million of cash proceeds from asset sales, including the divestment of underutilized equipment and real estate from recently acquired businesses. Cash flow from operations less net capital expenditures, was ($21.9) million during the first quarter of 2022.

Cash flow used in investing activities during the first quarter of 2022 included an inflow of approximately $6.9 million of cash and restricted cash received from the Company's acquisition of Nuverra, and outflows of $1.8 million of additional investment in AquaNyx Midstream and $1.7 million of additional investment in ICE Thermal Solutions.

Cash flow from financing activities during the first quarter of 2022 included $18.8 million for the repayment of outstanding Nuverra indebtedness, $18.9 million for the repurchase of outstanding Class A common stock, including $16.4 million of repurchases in the open market, and $2.0 million of debt issuance costs related to the Company's sustainability-linked credit facility

Balance Sheet and Capital Structure
Total cash and cash equivalents were $24.8 million as of March 31, 2022 as compared to $85.8 million as of December 31, 2021. The Company had no borrowings outstanding under its sustainability-linked credit facility as of March 31, 2022 and no borrowings under its previous credit facility as of December 31, 2021.

As of March 31, 2022 and December 31, 2021, the borrowing base under the sustainability-linked credit facility and the previous credit facility was $204.1 million and $132.7 million, respectively. The Company had available borrowing capacity under its sustainability-linked credit facility and its previous credit facility as of March 31, 2022 and December 31, 2021, of approximately $188.5 million and $117.1 million, respectively, after giving effect to $15.6 million of outstanding letters of credit as of both March 31, 2022 and December 31, 2021.

Total liquidity was $213.3 million as of March 31, 2022, as compared to $202.9 million as of December 31, 2021. The Company had 91,821,906 weighted average Class A shares outstanding and 16,221,101 weighted average Class B shares outstanding during the first quarter of 2022.

Acquisition of Nuverra Environmental Solutions, Inc.

On February 23, 2022, Select closed on the acquisition of Nuverra. Under the terms of the agreement, Nuverra stockholders received 0.2551 shares of Select Class A common stock for each share of Nuverra common stock, or approximately 4.2 million shares of Select Class A common stock in exchange for all outstanding shares of Nuverra. Additionally, Select repaid approximately $18.8 million of Nuverra's indebtedness at closing. The transaction was unanimously approved by each of Select's and Nuverra's board of directors and a majority of Nuverra's stockholders.

Nuverra is an energy-focused solutions company, providing environmental solutions, including the removal, treatment, recycling, transportation and disposal of restricted solids, fluids and hydrocarbons for exploration and production companies operating across the U.S., including in the Bakken, Haynesville, Marcellus and Utica Shales.

The acquisition strengthens Select's geographic footprint with a unique set of water logistics and infrastructure assets, particularly in the Bakken, Haynesville and Northeast, while continuing to expand Select's production-related revenues. Select also acquired a 60-mile underground twin pipeline network in the Haynesville Shale in Texas and Louisiana. The pipeline network provides for the collection of produced water for transport to interconnected disposal wells and the delivery or re-delivery of water from water sources to operator locations for use in well completion activities. Additionally, Nuverra operates a landfill facility in North Dakota located on a 50-acre site. The facility provides a unique opportunity for Select to expand its logistics capabilities into a new service offering. The acquisition is expected to result in a bargain purchase gain based on our preliminary evaluation.

Sustainability-linked Credit Facility

On March 17, 2022, Select successfully transitioned its existing Asset-Backed Loan credit facility into a Sustainability-Linked credit facility, while extending the facility through March of 2027. Under the terms of the amended facility, Select will receive pricing benefits for achieving ambitious targets associated with escalating volumes of produced water recycled through its permanent or semi-permanent facilities and operating substantially more safely than industry peers, or pay higher fees for failing to hit those targets.

The Lead Arranger for the facility was Wells Fargo Bank, N.A., with Bank of America, N. A. acting as Joint Lead Arranger and Joint Bookrunner. Wells Fargo Capital Finance, LLC acted as Sustainability Structuring Agent. Amegy Bank, Royal Bank of Canada, Cadence Bank and BOK Financial each serve as additional Lenders in the facility.

2021 Sustainability Report

On April 28, 2022, Select issued its 2021 Sustainability Report, the Company's inaugural release. Select's 2021 Sustainability Report highlights the policies, processes, procedures and performance by which Select establishes and advances Environmental, Social, and Governance ("ESG") goals and criteria, as well as how the Company aims to act as a force for environmental stewardship and promote sustainable development in communities in which it operates. The report reviews the application of Select's business principles and supporting policies across the business. The report includes information based on internal discussions, external stakeholder feedback, and consultations with third-party experts. Select intends to regularly report on our ESG policies, procedures, and performance, both on our website and through our annual Sustainability Report. Readers are encouraged to read the report in its entirety, which is accessible at https://www.selectenergy.com/sustainability/.

Business Development Updates

Northern Delaware Produced Water Recycling Facility
During the first quarter of 2022, Select signed a long-term acreage dedication contract from a large independent operator to build a 50,000 barrel per day recycling facility in the Northern Delaware Basin. The facility will be supported by a previous pipeline Select constructed for this customer to transport volumes between multiple fields of their operations. Additionally, this facility will be supported by a multi-year contract with an independent third party water midstream provider to tie in via pipeline its existing produced water for additional recycling volumes. This facility will be supplemented by 1.2 million barrels of surface storage capacity and is expected to be completed during the second quarter of 2022 at a cost of approximately $5 million.

DJ Basin Produced Water Gathering, Disposal and Recycling Facility
During the first quarter of 2022, Select amended its previously announced agreement with a major integrated oil and gas company supporting its produced water gathering, disposal and recycling facility in the DJ Basin. The amended agreement will increase the take-or-pay volume commitment in exchange for increasing the size of the facility to 25,000 barrels per day of capacity, an increase of 10,000 barrels per day. The facility commenced operations during the first quarter of 2022 and the expansion is expected to be fully operational in the second quarter of 2022.

Haynesville Gathering and Disposal Facility
During the first quarter of 2022, Select signed a 10-year wellbore dedication agreement with a large independent operator to reactivate a recently acquired disposal facility that had been previously shut in. As part of the agreement, Select will be providing a capacity guarantee to the operator and the facility is expected to be on line during the second quarter of 2022.

MidCon Gathering and Disposal Agreements
During the first quarter of 2022, Select signed a multi-year gathering and disposal agreement with a minimum volume commitment in exchange for a capacity dedication with a large independent operator in the MidCon region. Additionally, Select signed an agreement with an additional operator to tie in their existing pipeline infrastructure. These facilities were recently acquired assets and represent our first new contractual dedication in the MidCon region since the Complete Energy Services acquisition in the third quarter of 2021.

Conference Call

Select has scheduled a conference call on Wednesday, May 4, 2022 at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address http://investors.selectenergy.com/events-and-presentations. A telephonic replay of the conference call will be available through May 18, 2022 and may be accessed by calling 201-612-7415 using passcode 13729213#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select Energy Services, Inc. and its consolidated subsidiaries (collectively referred to as "Select" or the "Company") is a leading provider of sustainable water and chemical solutions to the oil and gas industry. Select develops, manufactures and delivers a full suite of chemical products for use in oil and gas well completion and production operations as well as integration into the full water life-cycle. These solutions are supported by the Company's critical water infrastructure assets and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of oilfield water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the continued success of the Company. For more information, please visit Select's website, http://www.selectenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "could," "believe," "anticipate," "expect," "project," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to: the severity and duration of world health events, including the COVID-19 pandemic, which had a negative impact on our business; the global macroeconomic uncertainty related to the Russia-Ukraine war; actions by the members of OPEC+ with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; and other factors discussed or referenced in the "Risk Factors" section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Contacts:	Select Energy Services
Chris George – Senior Vice President, Corporate Development, Investor Relations & Sustainability
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard
713-529-6600
WTTR@dennardlascar.com

WTTR-ER
SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share and per share data)

	Three months ended March 31,
	2022	2021
Revenue
Water Services	$163,606	$64,223
Water Infrastructure	58,554	37,803
Oilfield Chemicals	72,609	41,716
Total revenue	294,769	143,742
Costs of revenue
Water Services	137,046	62,324
Water Infrastructure	44,378	26,399
Oilfield Chemicals	62,163	37,766
Depreciation and amortization	26,500	21,650
Total costs of revenue	270,087	148,139
Gross profit (loss)	24,682	(4,397)
Operating expenses
Selling, general and administrative	28,315	19,894
Depreciation and amortization	567	649
Lease abandonment costs	91	104
Total operating expenses	28,973	20,647
Loss from operations	(4,291)	(25,044)
Other income (expense)
Gain (loss) on sales of property and equipment and divestitures, net	1,653	(579)
Interest expense, net	(720)	(435)
Foreign currency gain, net	3	3
Bargain purchase gain	11,434	—
Other	249	(1,629)
Income (loss) before income tax (expense) benefit	8,328	(27,684)
Income tax (expense) benefit	(214)	263
Equity in losses of unconsolidated entities	(129)	—
Net income (loss)	7,985	(27,421)
Less: net (income) loss attributable to noncontrolling interests	(1,183)	4,314
Net income (loss) attributable to Select Energy Services, Inc.	$6,802	$(23,107)

Net income (loss) per share attributable to common stockholders:
Class A—Basic	$0.07	$(0.27)
Class B—Basic	$—	$—

Net income (loss) per share attributable to common stockholders:
Class A—Diluted	$0.07	$(0.27)
Class B—Diluted	$—	$—

SELECT ENERGY SERVICES, INC. CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands, except share data)

	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$24,797	$85,801
Restricted cash	2,602	—
Accounts receivable trade, net of allowance for credit losses of $4,972 and $4,401, respectively	293,595	232,824
Accounts receivable, related parties	157	219
Inventories	43,074	44,456
Prepaid expenses and other current assets	33,979	31,486
Total current assets	398,204	394,786
Property and equipment	997,229	943,515
Accumulated depreciation	(556,764)	(551,727)
Total property and equipment, net	440,465	391,788
Right-of-use assets, net	54,933	47,732
Other intangible assets, net	105,881	108,472
Other long-term assets, net	12,437	7,414
Total assets	$1,011,920	$950,192
Liabilities and Equity
Current liabilities
Accounts payable	$57,311	$36,049
Accrued accounts payable	49,935	52,051
Accounts payable and accrued expenses, related parties	2,375	1,939
Accrued salaries and benefits	16,517	22,233
Accrued insurance	18,664	13,408
Sales tax payable	2,609	2,706
Accrued expenses and other current liabilities	20,100	19,544
Current operating lease liabilities	18,101	13,997
Current portion of finance lease obligations	57	113
Total current liabilities	185,669	162,040
Long-term operating lease liabilities	55,464	53,198
Other long-term liabilities	47,395	39,780
Total liabilities	288,528	255,018
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 98,111,119 shares issued and outstanding as of March 31, 2022; 350,000,000 shares authorized and 94,172,920 shares issuedand outstanding as of December 31, 2021	981	942
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized; no shares issued or outstanding as of March 31, 2022 and December 31, 2021	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of March 31, 2022 and December 31, 2021	162	162
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Additional paid-in capital	971,282	950,464
Accumulated deficit	(352,670)	(359,472)
Total stockholders' equity	619,755	592,096
Noncontrolling interests	103,637	103,078
Total equity	723,392	695,174
Total liabilities and equity	$1,011,920	$950,192

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Three months ended March 31,
	2022	2021
Cash flows from operating activities
Net income (loss)	$7,985	$(27,421)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	27,067	22,299
(Gain) loss on disposal of property and equipment and divestitures	(1,653)	579
Equity in losses of unconsolidated entities	129	—
Bad debt expense	571	300
Amortization of debt issuance costs	294	172
Inventory write-downs	—	54
Equity-based compensation	3,275	1,422
Bargain purchase gain	(11,434)	—
Unrealized loss on short-term investment	40	1,831
Other operating items, net	99	(129)
Changes in operating assets and liabilities
Accounts receivable	(46,622)	(11,187)
Prepaid expenses and other assets	4,554	(2,696)
Accounts payable and accrued liabilities	(2,855)	10,903
Net cash used in operating activities	(18,550)	(3,873)
Cash flows from investing activities
Purchase of property and equipment	(15,463)	(4,534)
Purchase of equity method investments	(3,467)	(2,000)
Collection of note receivable	184	—
Distribution from cost method investment	20	—
Acquisitions, net of cash and restricted cash received	6,941	—
Proceeds received from sales of property and equipment	12,123	2,316
Other	(429)	—
Net cash used in investing activities	(91)	(4,218)
Cash flows from financing activities
Borrowings from revolving line of credit	20,000	—
Payments on revolving line of credit	(20,000)	—
Payments on long-term debt	(18,780)	—
Payments of finance lease obligations	(61)	(75)
Payment of debt issuance costs	(2,031)
Proceeds from share issuance	12	14
Repurchase of common stock	(18,908)	(874)
Net cash used in financing activities	(39,768)	(935)
Effect of exchange rate changes on cash	7	8
Net decrease in cash, cash equivalents, and restricted cash	(58,402)	(9,018)
Cash, cash equivalents, and restricted cash beginning of period	85,801	169,039
Cash, cash equivalents, and restricted cash end of period	$27,399	$160,021

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with GAAP. We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to accounting principles generally accepted in the U.S. ("GAAP"), plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains) and plus/(minus) losses/(gains) on unconsolidated entities less bargain purchase gains from business combinations. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit (loss) is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
(unaudited) (in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Net income (loss)	$7,985	$11,155	$(27,421)
Interest expense, net	720	457	435
Income tax expense (benefit)	214	358	(263)
Depreciation and amortization	27,067	25,051	22,299
EBITDA	35,986	37,021	(4,950)
Bargain purchase gain	(11,434)	(18,985)	—
Non-recurring severance expenses	—	—	3,225
Non-cash compensation expenses	3,275	3,221	1,422
Non-cash loss on sale of assets or subsidiaries	520	1,560	697
Non-recurring transaction costs	3,617	2,386	412
Lease abandonment costs	91	414	104
Other non-recurring charges	—	608	—
Equity in losses of unconsolidated entities	129	150	—
Foreign currency gain, net	(3)	(1)	(3)
Adjusted EBITDA	$32,181	$26,374	$907

The following table presents a reconciliation of gross profit before D&A to total gross loss, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
(unaudited) (in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Gross profit (loss) by segment
Water services	$10,998	$7,047	$(11,156)
Water infrastructure	5,745	4,720	5,149
Oilfield chemicals	7,939	6,142	1,610
Other	—	—	—
As reported gross profit (loss)	24,682	17,909	(4,397)

Plus depreciation and amortization
Water services	15,562	14,686	13,055
Water infrastructure	8,431	7,396	6,255
Oilfield chemicals	2,507	2,374	2,340
Other	—	—	—
Total depreciation and amortization	26,500	24,456	21,650

Gross profit before D&A	$51,182	$42,365	$17,253

Gross profit before D&A by segment
Water services	26,560	21,733	1,899
Water infrastructure	14,176	12,116	11,404
Oilfield chemicals	10,446	8,516	3,950
Other	—	—	—
Total gross profit before D&A	$51,182	$42,365	$17,253

Gross margin before D&A by segment
Water services	16.2%	15.4%	3.0%
Water infrastructure	24.2%	25.8%	30.2%
Oilfield chemicals	14.4%	12.6%	9.5%
Other	n/a	n/a	n/a
Total gross margin before D&A	17.4%	16.6%	12.0%